Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Helios and Matheson Analytics, Inc. and Subsidiary of our report dated March 27, 2015, relating to our audit of the consolidated financial statements, and Schedule II, which appear in the Annual Report on Form 10-K of Helios and Matheson Analytics, Inc. and Subsidiary for the year ended December 31, 2014.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3.

/S/ Mercadien, P.C., Certified Public Accountants

Hamilton, New Jersey

March 9, 2017